PROSPECTUS                                                    FILED PURSUANT TO
(Form S-8)                                                    RULE 424(b)(3)
                                                              FILE NO. 2-89855



                             ENERGEN CORPORATION
           RESTRICTED STOCK INCENTIVE PLAN OF ENERGEN CORPORATION

                                   219,450
                           Shares of Common Stock

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

         Pursuant to the Restricted Stock Incentive Plan of Energen Corporation (the "Plan"), up to 219,450 shares of Common Stock, par value of $0.01 per share, of ENERGEN CORPORATION (the "Company") may be offered to such officers of the Company or its subsidiaries as a committee designated pursuant to the Plan (the "Committee") from time to time may select. As of the date of the Prospectus, awards of 201,680 shares have been granted under the Plan, of which 15,807 shares remain subject to restrictions under the Plan.

         Under the terms of the Plan, shares of Common Stock are awarded to participants without such participants being required to pay any consideration for such shares, except for such consideration as is represented by the value of their future services to the Company or its subsidiaries. See "THE PLAN--General Nature and Purposes of the Plan." The shares of Common Stock awarded to participants under the Plan are subject for a specified period of time to restrictions respecting the participants' ability to sell, transfer, assign, pledge, hypothecate or otherwise encumber such shares of Common Stock, although, during such restricted period, the participants are entitled to vote the shares of Common Stock in question and receive dividends and other distributions respecting such Common Stock. Such restrictions lapse as to 25% of the Common Stock covered by an award on the third anniversary of the date of such award, and restrictions on each successive 25% of such Common Stock lapse on each subsequent anniversary date of such award. In addition, upon the occurrence of certain events constituting a "Change in Control" of the Company within the meaning of the Plan, all remaining restrictions on shares of Common Stock covered by awards under the Plan lapse. If a participant's employment with the Company or its subsidiaries terminated prior to the lapse of all or any portion of such restrictions, a participant's interest in the remaining restricted shares of Common Stock made the subject of an award is forfeited, unless the Committee, in its discretion, accelerates the date on which any remaining restrictions lapse or removes all such restrictions entirely. Awards made under the Plan are subject to being reduced in whole or in part in the event employees to whom such awards were or are made fail to meet any performance objectives which have been or may be established as additional conditions of such awards. Participation in the Plan is limited to employees of the Company or its subsidiaries who are serving (or who are selected to serve) as officers of the Company or its subsidiaries, including persons who also serve as members of the Board of Directors of the Company. See "THE PLAN--Consideration for Awards and Restrictions Respecting Common Stock."

         Participants in the Plan will realize taxable income for federal income tax purposes at the time that restrictions respecting any shares of Common Stock lapse in an amount equal to the fair market value of such shares of Common Stock, which fair market value shall be determined as of the date of lapse of such restrictions. See "THE PLAN-- Income Tax Consequences of the Plan."

         The shares of Common Stock subject to the Plan are listed on the New York Stock Exchange, Inc., and no commissions will be paid by participants in connection with the issuance of such shares of Common Stock to participants in the Plan.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       ______________________________

                              ENERGEN CORPORATION
                            2101 Sixth Avenue North
                           Birmingham, Alabama  35203
                          (Telephone: (205) 326-2700)
                     __________________________________

                 THE DATE OF THIS PROSPECTUS IS APRIL 29, 1997

                              TABLE OF CONTENTS


                                                                                                                     Page
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
REGISTRATION STATEMENT AND OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
APPLICABILITY OF PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         General Nature and Purposes of the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Consideration for Awards and Restrictions Respecting Common Stock  . . . . . . . . . . . . . . . . . . . . . . 4
         Income Tax Consequences of the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Election to Defer Awards Under Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
SECURITIES SUBJECT TO THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
RESALE OF COMMON STOCK AND LIMITATIONS  RESPECTING SHORT-SWING PROFITS  . . . . . . . . . . . . . . . . . . . . . . . . 6
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                           _______________________

                             AVAILABLE INFORMATION

         Energen Corporation (hereinafter sometimes referred to as the "Company") is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding reporting companies, including the Company.


         The Company's Common Stock is listed on the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where copies of reports, proxy and information statements and other information concerning the Company can be inspected.


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

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission are incorporated herein by reference as of their respective dates:

         (1) The Company's annual report on Form 10-K for the year ended September 30, 1996 filed pursuant to Section 13(a) of the Exchange Act; and

         (2) The description of the Company's Common Stock appearing in the Company's registration statement on Form S-3 (Registration No. 333-11239) filed pursuant to the Securities Act of 1933 (the "1933 Act") on August 30, 1996, the Company's Prospectus dated September 13, 1996 relating to the offering of up to $250,000,000 of the Company's debt securities or the Company' Common Stock, and the Company's Prospectus Supplement dated January 16, 1997 relating to the offering of 1,500,000 shares of the Company' Common Stock.

         All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act, after the date of the Prospectus and prior to the termination of the offering of Common Stock offered hereby, shall be deemed to be incorporated by reference and to be a part of the Prospectus from the date of the filing of such document.

         The Company undertakes to provide, without charge to each person to whom a Prospectus is delivered and upon written or oral request of such person,
(i) a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates) and (ii) a copy of the Company's annual report to its stockholders for its last fiscal year (and, if the Prospectus is used within 120 days of the last fiscal year, a copy of the Company's annual report to its stockholders for the preceding fiscal year and, within such 120 day period, a copy of the annual report to its stockholders for the last fiscal year). Such request is to be directed to Energen Corporation, Corporate Secretary, 2101 Sixth Avenue North, Birmingham, Alabama 35203, (205) 326-2700.

                   REGISTRATION STATEMENT AND OTHER MATTERS

         A registration statement in respect of the shares of Common Stock of the Company offered by the Prospectus has been filed with the Commission, Washington, D.C., under the 1933 Act. For further information pertaining to the Company and such shares, reference is made to such registration statement and to the exhibits and financial statements filed therewith or incorporated by reference therein. Statements in the Prospectus as to the contents of any document are qualified in all respects by reference to the copy of such document so filed or incorporated by reference.

         No person has been authorized to give any information or to make any representation other than those contained in the Prospectus in connection with any offer to sell or sale of the securities with respect to which the Prospectus is issued and, if given or made, such information or representation must not be relied upon as having been authorized. The delivery of the Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. The Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                          APPLICABILITY OF PROSPECTUS

         This Prospectus is applicable to the award of shares of Common Stock of the Company to certain officers of the Company or its subsidiaries pursuant to the terms of the Restricted Stock Incentive Plan of Energen Corporation (the "Plan").

                                    THE PLAN

         The securities to be offered pursuant to the Plan are the Company's Common Stock, par value of $0.01 per share, and the Company's address is 2101 Sixth Avenue North, Birmingham, Alabama 35203 (telephone number:


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

(205) 326-2700). Only key employees who are or become employed by the Company or any of its subsidiaries as an officer of the Company or any such subsidiary (including persons who also serve as members of the Board of Directors of the Company) are entitled to participate in the Plan. No consideration will be paid by participants in the Plan for the Common Stock made the subject of an award under the plan, except for such consideration as is involved in such persons rendering future services to the Company or its subsidiaries. As of the date of this Prospectus, awards with respect to 201, 680 shares have been granted under the Plan, of which 15,807 shares remain subject to restrictions under the Plan.

         The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the requirements of the Employee Retirement Income Security Act of 1974. Awards under the Plan are subject to Section 83 of the Internal Revenue Code of 1986. See "Income Tax Consequences of the Plan."

GENERAL NATURE AND PURPOSES OF THE PLAN

         The Plan was approved by the Board of Directors of the Company on October 20, 1983 and was approved by the stockholders of the Company on January 19, 1984. The Plan provides for the grant of restricted awards of Common Stock of the Company to participants under the Plan in an aggregate amount not to exceed 219,450 shares of such Common Stock. Under the terms of the Plan, a share of "restricted stock" is defined as a share of Common Stock of the Company made the subject of an award under the Plan which, by the terms of the Plan, may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered until the lapse (or waiver or acceleration by the committee empowered to administer the Plan) of the terms or conditions established by such committee at the time such award was granted.

         The committee that is empowered to administer the Plan (the "Committee") consists of not less than three (3) members of the Board of Directors of the Company who are not otherwise regularly employed by the Company and who are not eligible to receive awards under the Plan. Until such time as its members are not qualified to serve as members of the Committee, the Committee will be composed of the members of the Officers Review Committee of the Board of Directors. As of the date of the Prospectus, the members of the Committee, who serve at the pleasure of the Board of Directors of the Company, are Stephen D. Ban, Wallace L. Luthy, Drayton Nabers, Jr. and George S. Shirley, all of whom may reached by writing at the principal executive offices of the Company.

         The Committee is authorized to interpret the Plan, to adopt rules and regulations for its administration, to make recommendations to the Board of Directors on all matters relating to the administration of the Plan, to select persons who will participate in and receive awards under the Plan and to determine the time and conditions of awards made thereunder. Except for the fact that the Plan requires participants to be officers of the Company or one of its subsidiaries and requires participants not to be members of the Committee, the Committee is free to grant awards to such persons as the Committee may select, and the Plan does not limit the number of shares of Common Stock that may be awarded to any one participant, including participants who also serve as members of the Board of Directors of the Company. The Plan provides that in the event of any dispute or disagreement as to the interpretation of the Plan, any amendment of the Plan or any right or obligation arising from or related to the Plan, the decision of the Committee or the Board of Directors of the Company is final and binding upon all interested persons, including participants in the Plan, the Company and stockholders of the Company.

         The purposes of the Plan are to provide selected officers of the Company or its subsidiaries with special motivation and incentive to exert superior efforts on behalf of the Company and its subsidiaries, thus facilitating the long-range growth and success of the Company, and to attract and encourage the continued service of officers of superior quality and ability. Management believes that the growth and success of the Company depends to a large degree upon the ability of the Company and its subsidiaries to attract and retain in their employ persons of competence and superior quality and ability and to engender in such persons a high level of motivation on behalf of the Company and its subsidiaries.

         The Plan may be revised, amended or terminated by the Board of Directors of the Company from time to time without approval of the stockholders, but no revision or amendment (other than for certain exceptions relating to the antidilution provisions of the Plan) may, without the approval of the stockholders, increase the maximum number of

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

shares of Common Stock for which awards may be granted under the Plan, and no revision, amendment or termination may, without the consent of an affected participant, affect the rights of participants with respect to outstanding awards under the Plan.

         The Plan terminated on, and awards may not be granted after, January 31, 1994, except that the Plan continues thereafter for purposes of regulating outstanding awards under the Plan.

CONSIDERATION FOR AWARDS AND RESTRICTIONS RESPECTING COMMON STOCK

         Participants do not pay any consideration in connection with the grant of an award under the Plan, except for such consideration as is represented by the value of their future services to the Company or its subsidiaries. Stock certificates representing the Common Stock awarded to participants under the Plan will be immediately issued (and registered on the stock books of the Company) in the name of such participants and such participants will be entitled to vote and receive dividends and other distributions respecting the shares of Common Stock made the subject of an award. However, such stock certificates will be legended to reflect the fact that certain restrictions are imposed upon the grant of the awards, and until the restrictions respecting the applicable portion of such award lapse (or are waived or accelerated by the Committee), the stock certificates respecting such shares of Common Stock will be retained for safekeeping by the Company.

         All shares of Common Stock awarded under the Plan are subject to restrictions providing that such shares of Common Stock, during the applicable restriction period, may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered until the restrictions respecting the applicable portion of such Common Stock have lapsed (or been accelerated or waived by the Committee). During the restriction period, the shares of Common Stock still subject to restrictions are subject to forfeiture in the event that a participant's employment with the Company is terminated, except that the Committee, in its sole discretion, may waive or accelerate the lapse of such restrictions (including such waivers or accelerations as the Committee may choose to grant in connection with the death, total and permanent disability or normal retirement of a participant). If a forfeiture occurs, the participant forfeits all rights respecting that portion of the Common Stock made the subject of the award as is still subject to restrictions, and such Common Stock is returned to the Company and may, subject to the discretion of the Committee, be subject to additional awards under the Plan. Awards may also be subject to being reduced in whole or in part in the event employees to whom such awards were or are made fail to meet any performance objectives which have been or may be established as additional conditions of such awards.

         Restrictions with respect to 25% of the shares of Common Stock constituting an award to a participant will lapse on the third anniversary of the date of such award. Restrictions respecting each successive 25% of the shares of Common Stock constituting such award will lapse on each subsequent anniversary date of such award with the effect that restrictions respecting the last 25% of the shares of Common Stock constituting the award will lapse on the sixth anniversary date of such award. As indicated above, the Committee may, in its discretion, accelerate the lapse period or waive any and all restrictions respecting all or any portion of the Common Stock constituting the award and, among other matters, the Committee is authorized, if it so elects, to accelerate the lapse period or to waive any or all restrictions respecting all or any portion of such Common Stock in the event of the death, total and permanent disability or normal retirement of a participant from the employ of the Company and its subsidiaries.

         In the event the Company becomes a party to a binding agreement of merger, consolidation or reorganization constituting a "Change of Control" within the meaning of the Plan, all remaining restrictions on Common Stock covered by awards under the Plan lapse. For purposes of the Plan, any of the following events constitute a "Change in Control": (1) the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the outstanding shares of the Company's Common Stock, (2) the consummation of any merger or consolidation in which the Company is not the surviving or continuing corporation or pursuant to which the shares of the Company's common stock are converted into cash, securities or other property (other than a merger in which the stockholders of the Company immediately prior to the merger have the same proportionate ownership of the common stock of the surviving corporation immediately after the merger as they had in the Company's Common Stock immediately prior to the merger, or (3) the consummation of any sale, lease, exchange or other transfer (in one

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

transaction or a series of related transactions)of all, or substantially all, of the assets of the Company, including, without limitation, any such transactions involving the assets of its subsidiary Alabama Gas Corporation.

INCOME TAX CONSEQUENCES OF THE PLAN

         Participants receiving an award under the Plan will realize taxable income for federal income tax purposes at the time any restrictions respecting the Common Stock lapse (or are waived or accelerated by the Committee), which taxable income will be in an amount equal to the fair market value of the Common Stock with respect to which (and as of the date that) such restrictions lapse. Any income realized by a participant will be subject to taxation under the Internal Revenue Code of 1986 at ordinary income rates. The Plan prohibits participants from electing, pursuant to Section 83(b) of the Internal Revenue Code of 1986, to have the fair market value of the Common Stock (without regard to restrictions) taxed to them at the time an award is granted to such participants. The Company will be entitled to claim a deduction for federal income tax purposes in an amount equal to the amount of income realized by the participant with respect to an award.

         Assuming that a participant has held shares of Common Stock with respect to which all restrictions have lapsed (or been accelerated or waived by the Committee) for more than six (6) months, any subsequent sale of such shares by a participant will result in long-term capital gain or loss for federal income tax purposes, depending upon whether the sales price of such shares is greater or less than the participant's federal income tax basis in such shares. Any sale of shares of Common Stock occurring within six (6) months of the date that all restrictions respecting such shares lapse (or are accelerated or waived by the Committee) will result in short-term capital gain or loss, depending upon whether the sales price of such shares is greater or less than the participant's federal income tax basis in such shares. The Tax Reform Act of 1986, however, has repealed the 60% individual capital gains deduction, so that the long-term capital gains are taxed at the same rate as ordinary income, except that during 1987 the maximum rate at which long-term capital gains will be taxed is 28%. A participant's federal income tax basis in shares of Common Stock acquired under the Plan will be an amount equal to the fair market value of such shares as of the date that all restrictions respecting such shares lapse (or are accelerated or waived by the Committee).

         The grant of awards under the Plan and the sale of shares of Common Stock received by participants pursuant to the Plan may result in state and local income tax consequences to a participant. The federal, state and local income tax consequences of transactions incident to the Plan may vary, depending upon the circumstances of and the place of domicile of a participant. Accordingly, participants are urged to consult their own tax advisors to determine the particular income tax consequences of a grant of an award under the Plan and any subsequent sale of shares of Common Stock received by them pursuant to the Plan.

ELECTION TO DEFER AWARDS UNDER PLAN

         Participants in the Plan can elect to defer receipt of part or all of any award under the Plan pursuant to the Energen Corporation 1997 Deferred Compensation Plan (the "Deferred Compensation Plan"). Information on the Deferred Compensation Plan is available, without charge, to participants of the Plan upon written or oral request to Energen Corporation, Secretary, 2101 Sixth Avenue North, Birmingham, Alabama 35203 (Telephone No.: 205-326-2700).


                         SECURITIES SUBJECT TO THE PLAN

         As of the date of the Prospectus, awards with respect to 201,680 shares of Common Stock have been granted under the Plan, of which 15,807 shares remain subject to restrictions under the Plan. The Plan provides that shares of Common Stock awarded but later forfeited under the Plan are again subject to being awarded under the Plan.

                 Shares of Common Stock awarded under the Plan may be authorized and unissued shares of Common Stock or may be obtained from treasury stock of the Company, including shares of Common Stock repurchased by the Company for purposes of funding the Plan. If the Company were to repurchase shares of Common Stock for such purpose, such transactions would be effected either on the New York Stock Exchange, Inc. or over a regional or other

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

securities exchange in which the brokers handling such transactions are paid customary brokerage fees or such transactions would be effected in privately negotiated transactions in which no brokerage fees are paid.

         The Plan provides that in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or number of outstanding shares of Common Stock of the Company, the number of shares issuable under the Plan and subject to outstanding awards under the Plan will be proportionately adjusted.


                     RESALE OF COMMON STOCK AND LIMITATIONS
                         RESPECTING SHORT-SWING PROFITS

         Shares of Common Stock received under the Plan by affiliates of the Company (which, in general, include officers, directors and principal stockholders of the Company) may not be resold in the absence of an effective registration statement under the 1933 Act covering the resale of such shares or the availability of an exemption from such registration, such as the one afforded by Rule 144 of the 1933 Act. There is included in the Registration Statement a separate Prospectus permitting certain affiliates of the Company to resell a specified number of shares of Common Stock in transactions over the New York Stock Exchange, Inc. (or in transactions over a regional or other securities exchange). In addition, shares of Common Stock received under the Plan, and held, at the time of such resale, by nonaffiliates of the Company may be resold pursuant to the exemption afforded by Section 4(1) of the 1933 Act.

         Section 16(b) of the Exchange Act provides that any profit realized from any purchase and sale, or any sale and purchase, of any class of the Company's equity securities (including the Common Stock) by a director or certain officers of the Company or a beneficial owner of 10% or more of any class of the Company's outstanding equity securities, within any period of less than six (6) months, shall, subject to certain exceptions, inure to and be recoverable by the Company (or any stockholder suing on behalf of the Company). However, Rule 16b-3, promulgated by the Commission pursuant to Section 16(b) of the Exchange Act, exempts from Section 16(b) of the Exchange Act the acquisition of certain securities pursuant to certain stock bonus or similar plans. For purposes of Section 16(b) of the Exchange Act, Bradley Arant Rose & White LLP, counsel for the Company, have advised the Company that neither the grant of an award pursuant to the Plan nor the acquisition thereunder of shares of Common Stock upon the lapse (or waiver or acceleration) of restrictions will be subject to Section 16(b) of the Exchange Act. However, if any officer, director or the beneficial owner of 10% or more of the Company's outstanding shares of Common Stock were subsequently to sell shares of Common Stock acquired pursuant to the Plan, such transaction would constitute a "sale" for purposes of Section 16(b) of the Exchange Act. Therefore, if such persons, within six (6) months before or after any such sale of shares of Common Stock, were to purchase shares of Common Stock of the Company in a transaction other than pursuant to the Plan, the Company (or any of its stockholders) would be entitled to recover the difference between (i) the purchase price of such shares of Common Stock acquired by such persons outside the purview of the Plan and (ii) the sales price of such shares of Common Stock sold by such persons.

                                INDEMNIFICATION

         Under the terms of the Company's Bylaws, officers and directors of the Company are entitled to indemnification by the Company in certain instances, and the Company also maintains officers' and directors' liability insurance insuring its officers and directors from certain liabilities and expenses. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the Company by virtue of the foregoing provisions of the Bylaws, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                                 LEGAL OPINION

         The legality of the securities offered by the Prospectus has been passed upon by Bradley Arant Rose & White LLP, counsel for the Company. The partners and associates of Bradley Arant Rose & White LLP beneficially own approximately 5,000 shares of Energen Common Stock as of the date of this Prospectus.


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


                                    EXPERTS

         The balance sheets of the Company and its subsidiaries as of September 30, 1996 and 1995 and the statements of income, retained earnings and changes in financial position for each of the three years in the period ending September 30, 1996, which are included in the Company's annual report on Form 10-K for the year ended September 30, 1996 and which are incorporated by reference in the Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

          REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The documents incorporated by reference in Item 3 of Part II of the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) are incorporated by reference into the Section 10(a) Prospectus and are available, without charge, to the participants upon written or oral request to Secretary, Energen Corporation, 2101 Sixth Avenue North, Birmingham, Alabama 35203 (telephone number (205)326-2700). The documents containing the information requested by Part I of Form S-8, Energen Corporation's latest Annual Report on Form 10-K, and all reports, proxy statements, and other communications distributed generally to the security holders of Energen Corporation are available, without charge, to participants upon written or oral request to Secretary, Energen Corporation, 2101 Sixth Avenue North, Birmingham, Alabama 35203 (telephone number (205)326-2700).




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